As filed with the Securities and Exchange Commission on June 10, 2016

Registration No. 333-205042

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

375 Greenwich Street, Suite 516, New York, New York 10013
212-206-1216
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies of Correspondence to:

Mingcheng Tao	William N. Haddad
Chief Executive Officer	Cooley LLP
YOU On Demand Holdings, Inc.	1114 Avenue of the Americas
Suite 2603, Tower A, Office Park	New York, New York 10036
No. 10, Jintong West Road, Chaoyang District	(212) 479-6000
Beijing, China 100020
(86 10) 8590 - 6578

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

A proximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	4,921,054	$2.37	$11,662,897.98	$1,174.45
Common Stock, $0.001 par value, issuable upon conversion of Series A Preferred Stock	933,333	$2.37	$2,211,999.21	$222.75
Common Stock, $0.001 par value, issuable upon conversion of Series E Preferred Stock	6,857,140	$2.37	$16,251,421.8	$1,636.52
Common Stock, $0.001 par value, issuable upon conversion of Series E Preferred Stock issuable upon conversion of a promissory note	1,991,202	$2.37	$4,719,148.74	$475.22
Common Stock, $0.001 par value, issuable upon exercise of warrants to purchase shares of Common Stock	162,500	$2.37	$385,125	$38.78
Common Stock, $0.001 par value, issuable upon exercise of options to purchase shares of Common Stock	1,099,999	$2.37	$2,606,997.63	$262.52
Total:	15,965,228	$2.37	$37,837,590.36	$3,810.26

(1)

All shares are being registered on this registration statement for resale by the selling stockholders named in this prospectus. Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such additional shares of the registrant’s Common Stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions with respect to the shares of Common Stock being registered hereunder.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price for the Company’s Common Stock on The NASDAQ Capital Market on June 12, 2015.

(3)	Registration fees were previously paid in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 on Form S-3/A (this "Amendment") to the Registration Statement on Form S-3 of YOU On Demand Holdings, Inc. (the "Company") is being filed to amend Exhibits 5.1 and 23.2 of Item 16 of Part II to include the revised opinion and consent of Sherman & Howard LLC. No changes have been made to Part I.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by us, in connection with the issuance and distribution of the securities being registered hereby:

Amount to
be
Paid*
SEC Registration Fee	$3,810
Printing Fees and Expenses	1,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	26,500
Miscellaneous	1,000
Total	$52,310

* All amount shown herein, except the SEC registration fee, are estimated and may vary based upon, among other things, the number of issuances and amount of securities offered. We will pay all of these expenses.

Item 15. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Law, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•

We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

•

We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this prospectus is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on June 10, 2016.

YOU On Demand Holdings, Inc.

By:	/s/ Mingcheng Tao
Mingcheng Tao
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on June 10, 2016.

Signature	Title

*	Chairman of the Board
Bruno Wu

*
Shane McMahon	Vice-Chairman

/s/ Mingcheng Tao
Mingcheng Tao	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Mei Chen
Mei Chen	Chief Financial Officer
(Principal Financial and Accounting Officer)

*
James Cassano	Director

*
Jerry Fan	Director

*
Jin Shi	Director

*
Xuesong Song	Director

*
Polly Wang	Director

*By: /s/ Grace He
Grace He
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
Number

3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Nevada (Incorporated by reference to Exhibits 3.1 to the Company’s Annual Report on Form 10-K filed on March 30, 2012).

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 6, 2014).

3.3	Amendment No. 1 to the Second Amendment and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10- K filed on March 30, 2015).

3.4	Amendment No. 2 to the Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8- K filed on November 24, 2015).

5.1	Opinion of Sherman & Howard LLC**

23.1	Consent of KPMG Huazhen LLP*

23.2	Consent of Sherman & Howard LLC (included in Exhibit 5.1)**

24.1	Power of Attorney for Shane McMahon, James Cassano, Jin Shi and Xuesong Song *

24.2	Power of Attorney for Bruno Wu, Mingcheng Tao, Jerry Fan and Polly Wang *

*Previously filed.

** Filed herewith.